UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2018

GARRETT MOTION INC.

(Exact name of registrant as specified in its charter)

New York	1-38636	82-487189
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

La Pièce 16, Rolle, Switzerland	1180
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +41 21 695 30 00

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 21, 2018, Garrett Motion Inc. (the “Company”), Garrett LX I S.à r.l. (the “Issuer”) and Garrett Borrowing LLC, each wholly owned subsidiaries of the Company (the “Co-Issuer” and, together with the Issuer, the “Issuers”), and certain of the Company’s subsidiaries who will initially guarantee the Notes (collectively with the Company, the “Guarantors”), entered into a purchase agreement (the “Purchase Agreement”) with Goldman Sachs & Co. LLC and J.P. Morgan Securities plc, as representatives of the several initial purchasers referred to therein (collectively, the “Initial Purchasers”). Pursuant to the Purchase Agreement, the Initial Purchasers have agreed to purchase, and the Issuers have agreed to sell, €350 million aggregate principal amount of the Issuers’ 5.125% Senior Notes due 2026 (the “Notes”). The Initial Purchasers intend to resell the Notes in an offering exempt from registration under the Securities Act of 1933, as amended (the “Offering”). The sale of the Notes is expected to close on September 27, 2018. Certain other subsidiaries of the Company that will guarantee the Notes within 120 days following the effective date of the new credit facility will enter into a joinder agreement to the Purchase Agreement at that time. The Purchase Agreement contains representations and warranties, covenants and closing conditions that are customary for transactions of this type. In addition, the Issuers and the Guarantors have agreed to indemnify the Initial Purchasers against certain liabilities on customary terms.

In the ordinary course of their businesses, the Initial Purchasers and certain of their affiliates have in the past and may in the future engage in investment and commercial banking or other transactions of a financial nature with the Company or its affiliates, including the provision of certain advisory services and the making of loans to the Company and its affiliates. In particular, certain affiliates of the Initial Purchasers are agents and/or lenders under the Company’s new credit facility. Affiliates of Deutsche Bank AG, London Branch, an initial purchaser in the Offering, will act as the Trustee, Security Agent, Paying Agent, Registrar and Transfer Agent for the Notes. In addition, certain affiliates of Deutsche Bank AG, London Branch act as trustee for Honeywell International Inc.

Item 8.01	Other Events.

On September 21, 2018, Honeywell International Inc. (“Honeywell”) announced that the Issuers priced the Notes at an issue price of 100%. The Notes will bear interest at 5.125% per annum and will mature on October 15, 2026. The aggregate principal amount of Notes to be issued reflects a decrease of €100 million from the time of launch. The aggregate principal amount of our term loans under our new credit facilities is expected to increase by a corresponding amount. The net proceeds from the sale of the Notes are expected to be used by the Company, together with borrowings under its new credit facilities, (i) to repay intercompany indebtedness to Honeywell or a subsidiary of Honeywell of approximately $1.6 billion, and (ii) to pay fees, costs and expenses related to the new credit facilities and the Notes offering. The press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

The Notes will be guaranteed on a senior subordinated basis by the Company, each of the Company’s domestic subsidiaries and certain of the Company’s foreign subsidiaries. The Notes will be secured by security interests granted by the Issuer over the equity interests in a wholly owned subsidiary of the Issuer and an unsecured intercompany loan to an indirect wholly owned subsidiary of the Issuer. These security interests will rank as junior to the security interests granted by the Issuer in such collateral to secure the new credit facility and any other future indebtedness secured on a basis senior to the Notes.

The Notes and related guarantees were offered to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in transactions outside of the United States in reliance on Regulation S under the Securities Act. The Notes and related guarantees will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This report does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offering, solicitation or sale would be unlawful. Any offers of the Notes or related guarantees will be made only by means of a private offering memorandum. This report contains information about pending transactions, and there can be no assurance that these transactions will be completed in the manner described herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 99.1	Press Release, dated September 21, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GARRETT MOTION INC.

	By:	/s/ Su Ping Lu
Su Ping Lu
Date: September 21, 2018		President